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                                                                     EXHIBIT 4.1

                                 ACCESSITY CORP.

                             2004 STOCK OPTION PLAN

         1. PURPOSE OF THE PLAN. The purpose of this 2004 Stock Option Plan (the "Plan") of Accessity Corp., a Delaware corporation (the "Company"), is to provide the Company with a means of attracting and retaining the services of highly motivated and qualified directors and key personnel. The Plan is intended to advance the interests of the Company by affording to directors and key employees, upon whose skill, judgment, initiative and efforts the Company is largely dependent for the successful conduct of its business, an opportunity for investment in the Company and the incentives inherent in stock ownership in the Company. In addition, the Plan contemplates the opportunity for investment in the Company by consultants that do business with the Company. For purposes of this Plan, the term Company shall include subsidiaries, if any, of the Company.

         2. LEGAL COMPLIANCE. It is the intent of the Plan that all options granted under it ("Options") shall be either "Incentive Stock Options" ("ISOs"), as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), or non-qualified stock options ("NQOs"); provided, however, that ISOs shall be granted only to employees of the Company. An Option shall be identified as an ISO or an NQO in writing in the document or documents evidencing the grant of the Option. All Options that are not so identified as ISOs are intended to be NQOs. In addition, the Plan provides for the grant of NQOs to consultants that do business with the Company. It is the further intent of the Plan that it conform in all respects with the requirements of Rule 16b-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). To the extent that any aspect of the Plan or its administration shall at any time be viewed as inconsistent with the requirements of Rule 16b-3 or, in connection with ISOs, the Code, such aspect shall be deemed to be modified, deleted or otherwise changed as necessary to ensure continued compliance with such provisions.

         3. ADMINISTRATION OF THE PLAN.

              3.1 PLAN COMMITTEE. The Plan shall be administered by a committee ("Committee"). The members of the Committee shall be appointed from time to time by the Board of Directors of the Company ("Board") and shall consist of not less than two nor more than five persons. Such persons shall be directors of the Company. Notwithstanding the foregoing, the Board may act as the Committee at any time or from time to time.

              3.2 GRANTS OF OPTIONS BY THE COMMITTEE. In accordance with the provisions of the Plan, the Committee, by resolution, shall select those eligible persons to whom Options shall be granted ("Optionees"); shall determine the time or times at which each Option shall be granted, whether an Option is an ISO or an NQO and the number of shares to be subject to each Option; and shall fix the time and manner in which the Option may be exercised, the Option exercise price, and the Option period. The Committee shall determine the form of option agreement to evidence the foregoing terms and conditions of each Option, which need not be identical, in the form provided for in SECTION 7. Such option agreement may include such other provisions as the Committee may deem necessary or desirable consistent with the Plan, the Code and Rule 16b-3.

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              3.3 COMMITTEE PROCEDURES. The Committee from time to time may adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee shall keep minutes of its meetings and records of its actions. A majority of the members of the Committee shall constitute a quorum for the transaction of any business by the Committee. The Committee may act at any time by an affirmative vote of a majority of those members voting. Such vote may be taken at a meeting (which may be conducted in person or by any telecommunication medium) or by unanimous written consent of Committee members without a meeting.

              3.4 FINALITY OF COMMITTEE ACTION. The Committee shall resolve all questions arising under the Plan and option agreements entered into pursuant to the Plan. Each determination, interpretation, or other action made or taken by the Committee shall be final and conclusive and binding on all persons, including, without limitation, the Company, its stockholders, the Committee and each of the members of the Committee, and the directors, officers and employees of the Company, including Optionees and their respective successors in interest.

              3.5 NON-LIABILITY OF COMMITTEE MEMBERS. No Committee member shall be liable for any action or determination made by him or her in good faith with respect to the Plan or any Option granted under it.

         4. BOARD POWER TO AMEND, SUSPEND, OR TERMINATE THE PLAN. The Board may, from time to time, make such changes in or additions to the Plan as it may deem proper and in the best interests of the Company and its stockholders. The Board may also suspend or terminate the Plan at any time, without notice, and in its sole discretion. Notwithstanding the foregoing, no such change, addition, suspension, or termination by the Board shall (i) materially impair any option previously granted under the Plan without the express written consent of the optionee; or (ii) increase the number of shares subject to the Plan, materially increase the benefits accruing to optionees under the Plan, materially modify the requirements as to eligibility to participate in the Plan or alter the method of determining the option exercise price described in Section 8, without stockholder approval.

         5. SHARES SUBJECT TO THE PLAN. For purposes of the Plan, the Committee is authorized to grant Options for up to ______ shares of the Company's common stock ("Common Stock"), or the number and kind of shares of stock or other securities which, in accordance with SECTION 13, shall be substituted for such shares of Common Stock or to which such shares shall be adjusted. The Committee is authorized to grant Options under the Plan with respect to such shares. Any or all unsold shares subject to an Option which for any reason expires or otherwise terminates (excluding shares returned to the Company in payment of the exercise price for additional shares) may again be made subject to grant under the Plan.

         6. OPTIONEES. Options shall be granted only to officers, directors or key employees of the Company or consultants that do business with the Company designated by the Committee from time to time as Optionees. Any Optionee may hold more than one option to purchase Common Stock, whether such option is an Option held pursuant to the Plan or otherwise. An Optionee who is an employee of the Company ("Employee Optionee") and who holds an Option must remain a continuous full or part-time employee of the Company from the time of grant of the Option to him until the time of its exercise, except as provided in SECTION 10.3.

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         7. GRANTS OF OPTIONS. The Committee shall have the sole discretion to grant Options under the Plan and to determine whether any Option shall be an ISO or an NQO. The terms and conditions of Options granted under the Plan may differ from one another as the Committee, in its absolute discretion, shall determine as long as all Options granted under the Plan satisfy the requirements of the Plan. Upon determination by the Committee that an Option is to be granted to an Optionee, a written option agreement evidencing such Option shall be given to the Optionee, specifying the number of shares subject to the Option, the Option exercise price, whether the Option is an ISO or an NQO, and the other individual terms and conditions of such Option. Such option agreement may incorporate generally applicable provisions from the Plan, a copy of which shall be provided to all Optionees at the time of their initial grants under the Plan. The Option shall be deemed granted as of the date specified in the grant resolution of the Committee, and the option agreement shall be dated as of the date specified in such resolution. Notwithstanding the foregoing, unless the Committee consists solely of non-employee directors, any Option granted to an executive officer, director or 10% beneficial owner for purposes of Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16 of the 1934 Act"), shall either be
(a) conditioned upon the Optionee's agreement not to sell the shares of Common Stock underlying the Option for at least six months after the date of grant or
(b) approved by the entire Board or by the stockholders of the Company.

         8. OPTION EXERCISE PRICE. The price per share to be paid by the Optionee at the time an ISO is exercised shall not be less than 100% of the Fair Market Value (as hereinafter defined) of one share of the optioned Common Stock on the date as of which the Option is granted. No ISO may be granted under the Plan to any person who, at the time of such grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent thereof, unless the exercise price of such ISO is at least equal to 110% of Fair Market Value on the date of grant. The price per share to be paid by the Optionee at the time an NQO is exercised shall not be less than 85% of the Fair Market Value on the date as of which the NQO is granted, as determined by the Committee. For purposes of the Plan, the "Fair Market Value" of a share of the Company's Common Stock as of a given date shall be:

              (a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, or if the Common Stock is traded on the OTC Bulletin Board(R) or its successor, the Fair Market Value shall be the closing sale price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange, system or board on the day immediately preceding the given date, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

              (b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day immediately preceding the given date, as reported in The Wall Street Journal or such other source as the Committee reliable; or

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              (c) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

In addition, with respect to any ISO, the Fair Market Value on any given date shall be determined in a manner consistent with any regulations issued by the Secretary of the Treasury for the purpose of determining fair market value of securities subject to an ISO plan under the Code.

         9. CEILING OF ISO GRANTS. The aggregate Fair Market Value (determined at the time any ISO is granted) of the Common Stock with respect to which an Optionee's ISOs, together with incentive stock options granted under any other plan of the Company and any parent, are exercisable for the first time by such Optionee during any calendar year shall not exceed $100,000. If an Optionee holds such incentive stock options that become first exercisable (including as a result of acceleration of exercisability under the Plan) in any one year for shares having a Fair Market Value at the date of grant in excess of $100,000, then the most recently granted of such ISOs, to the extent that they are exercisable for shares having an aggregate Fair Market Value in excess of such limit, shall be deemed to be NQOs.

         10. DURATION, EXERCISABILITY, AND TERMINATION OF OPTIONS.

              10.1 OPTION PERIOD. The option period shall be determined by the Committee with respect to each Option granted. In no event, however, may the option period exceed ten years from the date on which the Option is granted, or five years in the case of a grant of an ISO to an Optionee who is a 10% stockholder at the date as of which the Option is granted as described in
SECTION 8.

              10.2 EXERCISABILITY OF OPTIONS. Each Option shall be exercisable in whole or in consecutive installments, cumulative or otherwise, during its term as determined in the discretion of the Committee; provided, however, that each Option granted to an Optionee who is not an officer, director or consultant of the Company or a Company affiliate shall provide for the right to exercise at the rate of at least 20% per year over five years from the date the Option is granted, subject to reasonable conditions such as continued employment.

              10.3 TERMINATION OF OPTIONS DUE TO TERMINATION OF EMPLOYMENT, DISABILITY, OR DEATH OF OPTIONEE; TERMINATION FOR "CAUSE," OR RESIGNATION IN VIOLATION OF AN EMPLOYMENT AGREEMENT. All Options granted under the Plan to any Employee Optionee shall terminate and may no longer be exercised if the Employee Optionee ceases, at any time during the period between the grant of the Option and its exercise, to be an employee of the Company; provided, however, that the Committee may alter the termination date of the Option if the Optionee transfers to an affiliate of the Company. Notwithstanding the foregoing, (i) if the Employee Optionee's employment with the Company shall have terminated for any reason (other than involuntary dismissal for "cause" or voluntary resignation in violation of any agreement to remain in the employ of the Company, including, without limitation, any such agreement pursuant to SECTION 14), he may, at any time before the expiration of three months after such termination or before

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expiration of the Option, whichever shall first occur, exercise the Option (to the extent that the Option was exercisable by him on the date of the termination of his employment); (ii) if the Employee Optionee's employment shall have terminated due to disability (as defined in Section 22(e)(3) of the Code and subject to such proof of disability as the Committee may require), such Option may be exercised by the Employee Optionee (or by his guardian(s), or conservator(s), or other legal representative(s)) before the expiration of twelve months after such termination or before expiration of the Option, whichever shall first occur (to the extent that the Option was exercisable by him on the date of the termination of his employment); (iii) in the event of the death of the Employee Optionee, an Option exercisable by him at the date of his death shall be exercisable by his legal representative(s), legatee(s), or heir(s), or by his beneficiary or beneficiaries so designated by him, as the case may be, within twelve (12) months after his death or before the expiration of the Option, whichever shall first occur (to the extent that the Option was exercisable by him on the date of his death); and (iv) if the Employee Optionee's employment is terminated for "cause" or in violation of any agreement to remain in the employ of the Company, including, without limitation, any such agreement pursuant to SECTION 14, his Option shall terminate immediately upon termination of employment, and such Option shall be deemed to have been forfeited by the Optionee. For purposes of the Plan, "cause" may include, without limitation, any illegal or improper conduct (1) which injures or impairs the reputation, goodwill, or business of the Company; or (2) which involves the misappropriation of funds of the Company, or the misuse of data, information, or documents acquired in connection with employment by the Company that results in material harm to the Company. A termination for cause may also include any resignation in anticipation of discharge for cause or resignation accepted by the Company in lieu of a formal discharge for cause.

         11. MANNER OF OPTION EXERCISE; RIGHTS AND OBLIGATIONS OF
OPTIONEES.

              11.1 WRITTEN NOTICE OF EXERCISE. An Optionee may elect to exercise an Option in whole or in part, from time to time, subject to the terms and conditions contained in the Plan and in the agreement evidencing such Option, by giving written notice of exercise to the Company at its principal executive office.

              11.2 CASH PAYMENT FOR OPTIONED SHARES. If an Option is exercised for cash, such notice shall be accompanied by a cashier's or personal check, or money order, made payable to the Company for the full exercise price of the shares purchased.

              11.3 STOCK SWAP FEATURE. At the time of the Option exercise, and subject to the discretion of the Committee to accept payment in cash only, the Optionee may determine whether the total purchase price of the shares to be purchased shall be paid solely in cash or by transfer from the Optionee to the Company of previously acquired shares of Common Stock, or by a combination thereof. If the Optionee elects to pay the total purchase price in whole or in part with previously acquired shares of Common Stock, the value of such shares shall be equal to their Fair Market Value on the date of exercise, determined by the Committee in the same manner used for determining Fair Market Value at the time of grant for purposes of Section 8.

              11.4 INVESTMENT REPRESENTATION FOR NON-REGISTERED SHARES AND LEGALITY OF ISSUANCE. The receipt of shares of Common Stock upon the exercise of an Option shall be conditioned upon the Optionee (or any other person who exercises the Option on his or her behalf as permitted by SECTION 10.3) providing to the Committee a written representation that, at the time of such exercise, it is the intent of such person(s) to acquire the shares for investment only and not with a view toward distribution. The certificate for

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unregistered shares issued for investment shall be restricted by the Company as to transfer unless the Company receives an opinion of counsel satisfactory to the Company to the effect that such restriction is not necessary under then pertaining law. The providing of such representation and such restrictions on transfer shall not, however, be required upon any person's receipt of shares of Common Stock under the Plan in the event that, at the time of grant of the Option relating to such receipt or upon such receipt, whichever is the appropriate measure under applicable federal or state securities laws, the shares subject to the Option shall be (i) covered by an effective and current registration statement under the Securities Act of 1933, as amended, and (ii) either qualified or exempt from qualification under applicable state securities laws. The Company shall, however, under no circumstances be required to sell or issue any shares under the Plan if, in the opinion of the Committee, (i) the issuance of such shares would constitute a violation by the Optionee or the Company of any applicable law or regulation of any governmental authority, or
(ii) the consent or approval of any governmental body is necessary or desirable as a condition of, or in connection with, the issuance of such shares.

              11.5 STOCKHOLDER RIGHTS OF OPTIONEE. Upon exercise, the Optionee (or any other person who exercises the Option on his behalf as permitted by Section 10.3) shall be recorded on the books of the Company as the owner of the shares, and the Company shall deliver to such record owner one or more duly issued stock certificates evidencing such ownership. No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by an Option granted pursuant to the Plan until such person shall have become the holder of record of such shares. Except as provided in Section 13, no adjustments shall be made for cash dividends or other distributions or other rights as to which there is a record date preceding the date such person becomes the holder of record of such shares.

              11.6 HOLDING PERIODS FOR TAX PURPOSES. The Plan does not provide that an Optionee must hold shares of Common Stock acquired under the Plan for any minimum period of time. Optionees are urged to consult with their own tax advisors with respect to the tax consequences to them of their individual participation in the Plan.

         12. SUCCESSIVE GRANTS. Successive grants of Options may be made to any Optionee under the Plan.

         13. ADJUSTMENTS.

              (a) If the outstanding Common Stock shall be hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, reorganization, merger, consolidation, share exchange, or other business combination in which the Company is the surviving parent corporation, stock split-up, combination of shares, or dividend or other distribution payable in capital stock or rights to acquire capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares for which options may be granted under the Plan. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding and unexercised options shall be exercisable, to the end that the proportionate interest of the holder of the option shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the exercise price per share.

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              (b) In the event of the dissolution or liquidation of the Company, any outstanding and unexercised options shall terminate as of a future date to be fixed by the Committee.

              (c) In the event of a Reorganization (as hereinafter defined), then,

                   (i) If there is no plan or agreement with respect to the Reorganization ("Reorganization Agreement"), or if the Reorganization Agreement does not specifically provide for the adjustment, change, conversion, or exchange of the outstanding and unexercised options for cash or other property or securities of another corporation, then any outstanding and unexercised options shall terminate as of a future date to be fixed by the Committee; or

                   (ii) If there is a Reorganization Agreement, and the Reorganization Agreement specifically provides for the adjustment, change, conversion, or exchange of the outstanding and unexercised options for cash or other property or securities of another corporation, then the Committee shall adjust the shares under such outstanding and unexercised options, and shall adjust the shares remaining under the Plan which are then available for the issuance of options under the Plan if the Reorganization Agreement makes specific provisions therefor, in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion, or exchange of such options and shares.

              (d) The term "Reorganization" as used in this Section 13 shall mean any reorganization, merger, consolidation, share exchange, or other business combination pursuant to which the Company is not the surviving parent corporation after the effective date of the Reorganization, or any sale or lease of all or substantially all of the assets of the Company. Nothing herein shall require the Company to adopt a Reorganization Agreement, or to make provision for the adjustment, change, conversion, or exchange of any options, or the shares subject thereto, in any Reorganization Agreement which it does adopt.

              (e) The Committee shall provide to each optionee then holding an outstanding and unexercised option not less than 30 calendar days' advanced written notice of any date fixed by the Committee pursuant to this SECTION 13 and of the terms of any Reorganization Agreement providing for the adjustment, change, conversion, or exchange of outstanding and unexercised options. Except as the Committee may otherwise provide, each optionee shall have the right during such period to exercise his option only to the extent that the option was exercisable on the date such notice was provided to the optionee.

                  Any adjustment to any outstanding ISO pursuant to this
SECTION 13, if made by reason of a transaction described in Section 424(a) of the Code, shall be made so as to conform to the requirements of that Section and the regulations thereunder. If any other transaction described in Section 424(a) of the Code affects the Common Stock subject to any unexercised ISO theretofore granted under the Plan (hereinafter for purposes of this SECTION 13 referred to as the "old option"), the Board of Directors of the Company or of any surviving

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or acquiring corporation may take such action as it deems appropriate, in conformity with the requirements of that Code Section and the regulations thereunder, to substitute a new option for the old option, in order to make the new option, as nearly as may be practicable, equivalent to the old option, or to assume the old option.

              (f) No modification, extension, renewal, or other change in any option granted under the Plan may be made, after the grant of such option, without the optionee's consent, unless the same is permitted by the provisions of the Plan and the option agreement. In the case of an ISO, optionees are hereby advised that certain changes may disqualify the ISO from being considered as such under Section 422 of the Code, or constitute a modification, extension, or renewal of the ISO under Section 424(h) of the Code.

              (g) All adjustments and determinations under this SECTION 13 shall be made by the Committee in good faith in its sole discretion.

         14. CONTINUED EMPLOYMENT. As determined in the sole discretion of the Committee at the time of grant and if so stated in a writing signed by the Company, each Option may have as a condition the requirement of an Employee Optionee to remain in the employ of the Company, or of its affiliates, and to render to it his or her exclusive service, at such compensation as may be determined from time to time by it, for a period not to exceed the term of the Option, except for earlier termination of employment by or with the express written consent of the Company or on account of disability or death. The failure of any Employee Optionee to abide by such agreement as to any Option under the Plan may result in the termination of all of his or her then outstanding Options granted pursuant to the Plan. Neither the creation of the Plan nor the granting of Option(s) under it shall be deemed to create a right in an Employee Optionee to continued employment with the Company, and each such Employee Optionee shall be and shall remain subject to discharge by the Company as though the Plan had never come into existence.

         15. TAX WITHHOLDING. The exercise of any Option granted under the Plan is subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state or local law is necessary or desirable as a condition of, or in connection with, such exercise or a later lapsing of time or restrictions on or disposition of the shares of Common Stock received upon such exercise, then in such event, the exercise of the Option shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company. When an Optionee is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with the exercise of any Option, the Optionee may, subject to the approval of the Committee, which approval shall not have been disapproved at any time after the election is made, satisfy the obligation, in whole or in part, by electing to have the Company withhold shares of Common Stock having a value equal to the amount required to be withheld. The value of the Common Stock withheld pursuant to the election shall be determined by the Committee, in accordance with the criteria set forth in SECTION 8, with reference to the date the amount of tax to be withheld is determined. The Optionee shall pay to the Company in cash any amount required to be withheld that would otherwise result in the withholding of a fractional share. The election by an Optionee who is an officer of the Company within the meaning of Section 16 of the 1934 Act, to be effective, must meet all of the requirements of Section 16 of the 1934 Act.

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         16. TERM OF PLAN.

              16.1 EFFECTIVE DATE. Subject to stockholder approval, the Plan was adopted by the Board as of ________, 2004. The Board intends to obtain stockholder approval for the Plan as soon as practicable.

              16.2 TERMINATION DATE. Except as to options granted and outstanding under the Plan prior to such time, the Plan shall terminate at midnight on _____, 2014, and no Option shall be granted after that time. Options then outstanding may continue to be exercised in accordance with their terms. The Plan may be suspended or terminated at any earlier time by the Board within the limitations set forth in SECTION 4.

         17. NON-EXCLUSIVITY OF THE PLAN. Nothing contained in the Plan is intended to amend, modify, or rescind any previously approved compensation plans, programs or options entered into by the Company. This Plan shall be construed to be in addition to and independent of any and all such other arrangements. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt, with or without stockholder approval, such additional or other compensation arrangements as the Board may from time to time deem desirable.

         18. GOVERNING LAW. The Plan and all rights and obligations under it shall be construed and enforced in accordance with the laws of the State of California.

         19. INFORMATION TO OPTIONEES. Optionees under the Plan who do not otherwise have access to financial statements of the Company will receive the Company's financial statements at least annually.

         20. TRANSFERABILITY OF OPTIONS. Options granted under the Plan are nontransferable other than by will, by the laws of descent and distribution, by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to immediate family. The term "immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and also includes adoptive relationships.

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